As filed with the Securities and Exchange Commission on September 12, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SYNPLICITY, INC.

(Exact name of Registrant as specified in its charter)

California	77-0368779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

600 West California Avenue

Sunnyvale, California 94086

(408) 215-6000

(Address including zip code, and telephone number, including area code, of principal executive offices)

Synplicity, Inc. Deferred Compensation Plan

(Full title of the plans)

JOHN J. HANLON

Sr. Vice President and Chief Financial Officer

Synplicity, Inc.

600 West California Avenue

Sunnyvale, California 94086

(408) 215-6000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

ROBERT P. LATTA, ESQ.

JULIA REIGEL, ESQ.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Deferred Compensation Obligations (1)	$1,000,000	—	$1,000,000	$107.00

(1)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Synplicity, Inc. Deferred Compensation Plan.
(2)	Estimated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

SYNPLICITY, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Synplicity, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s Current Report on Form 8-K, filed with the Commission on January 20, 2006.

(2)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 15, 2006.

(3)	The Registrant’s Current Report on Form 8-K, filed with the Commission on March 30, 2006.

(4)	The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2006.

(5)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2006, filed with the Commission on May 10, 2006 and June 30, 2006, filed with the Commission on August 8, 2006.

(6)	The Registrant’s Current Report on Form 8-K, filed with the Commission on June 26, 2006.

(7)	The Registrant’s Current Report on Form 8-K, filed with the Commission on September 12, 2006.

(8)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on September 18, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The following description of the Deferred Compensation Obligations of the Registrant under the Synplicity, Inc. Deferred Compensation Plan (the “Plan”) is qualified in its entirety by reference to the Plan, which is included as an exhibit to the Registrant’s Current Report on Form 8-K, filed with the Commission on September 12, 2006, and incorporated by reference herein.

Under the Plan, the Registrant will provide employees who are eligible to participate in the Plan and members of its Board of Directors with the opportunity to defer a specified percentage of their compensation. The amount of compensation to be deferred by each participating employee or board member (each, a “Participant”) will be based on elections made by each Participant.

Under the Plan, the Registrant will be obligated to deliver on a future date the deferred compensation credited to a Participant’s account, adjusted for any positive or negative investment results from investment alternatives selected by the Participant under the Plan (each, an “Obligation” and collectively, the “Obligations”). The Obligations are unsecured general obligations of the Registrant and rank in parity with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not transferable except upon death of the Participant. There is no trading market for the Obligations.

Each Obligation will be payable in cash, commencing upon a Participant’s separation from service with the Registrant (including terminations due to disability or death), at a specified time, or upon a change in control of the Registrant. The Obligations will be paid in a lump sum or in up to ten annual installment periods, depending upon the value of the Participant’s account and, if applicable, the election made by such Participant. Certain key employee participants may be subject to a six-month waiting period before the commencement of distributions following their separation from service or death. In addition, certain hardship withdrawals may be permitted. The Registrant may enter into a trust agreement with a trustee under a trust established in conjunction with the Plan (the “Trust”). The amounts allocated to such Trust and resulting earnings would be used to satisfy the Obligations of the Registrant under the Plan. Any such Trust would be a “grantor trust” for state and federal income tax purposes. However, the Plan would remain unfunded and the assets of the Trust would at all times be subject to the claims of the general creditors of the Registrant.

The Registrant can amend the Plan at anytime to satisfy the applicable requirements of the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or to conform to any change in federal law or to any regulation or ruling thereunder. The Registrant may terminate the Plan at any time and upon termination the Obligations to each Participant shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan and Participants’ deferral elections.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 204(a) of the California General Corporation Law, the Registrant’s Articles of Incorporation eliminate a director’s personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director’s fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the Registrant or its shareholders and (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its shareholders. This provision does not eliminate the directors’ duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act.

The Registrant’s Articles of Incorporation and Bylaws contain provisions covering indemnification of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers, employees or agents, including proceedings under the Securities Act or the Exchange Act. The Registrant has entered into Indemnification Agreements with its directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	Synplicity, Inc. Deferred Compensation Plan

4.1.1*	Synplicity, Inc. Adoption Agreement

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of securities being registered

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (see Page II-6)

*	Filed as an exhibit to the Registrant’s Current Report of Form 8-K filed on September 12, 2006.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The Registrant hereby undertakes that:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii) The Registrant hereby undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 6th day of September, 2006.

SYNPLICITY, INC.

By:	/s/ John J. Hanlon
John J. Hanlon
Senior Vice President of Finance and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gary S. Meyers and John J. Hanlon, or either of them, as his or her lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gary S. Meyers Gary S. Meyers	President, Chief Executive Officer, and Director (Principal Executive Officer)	September 6, 2006

/s/ John J. Hanlon John J. Hanlon	Senior Vice President of Finance and Chief Financial Officer (Principal Accounting Officer)	September 6, 2006

/s/ Kenneth S. McElvain Kenneth S. McElvain	Director	September 6, 2006

/s/ Alisa Yaffa Alisa Yaffa	Chairman	September 6, 2006

/s/ Prabhu Goel Prabhu Goel	Director	September 6, 2006

/s/ Scott J. Stallard Scott J. Stallard	Director	September 6, 2006

/s/ Dennis Segers Dennis Segers	Director	September 6, 2006

/s/ Thomas Weatherford Thomas Weatherford	Director	September 6, 2006

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	Synplicity, Inc. Deferred Compensation Plan

4.1.1*	Synplicity, Inc. Adoption Agreement

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to legality of securities being registered

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (see Page II-6)

*	Filed as an exhibit to the Registrant’s Current Report of Form 8-K filed on September 12, 2006.